Date: April 29, 2020

News Release – Acquisition Letter of Intent

Parks! America, Inc. Announces

Acquisition of Aggieland Safari

PINE MOUNTAIN, Georgia, April 29, 2020 – Parks! America, Inc. (OTCPink: PRKA) (the “Company” or “Parks! America”), is pleased to announce that effective April 27, 2020, it has acquired substantially all the assets of Aggieland Safari, Inc. (“Aggieland”), primarily the Aggieland Safari Adventure Zoo and Safari Park (“Aggieland Safari”). Aggieland Safari is situated on 250 acres of a 450-acre property, located in Bryan, Texas, approximately 25 miles northeast of College Station and 120 miles northwest of downtown Houston. The acquisition was completed through Aggieland-Parks, Inc., a newly formed subsidiary of Parks! America, Inc.

The total purchase price for Aggieland was $7,125,000. The transaction was financed with a combination of new bank debt totaling $5,000,000, a seller note for $750,000 and cash totaling $1,375,000. The bank debt was financed by a promissory note from First Financial Bank, N.A. (the “Bank Note”), which is secured by substantially all the acquired assets, as well as guarantees from Parks! America, Inc. and its subsidiaries. The Bank Note bears interest at a rate of 5.0% per annum, has a maturity date of April 27, 2031, with interest only payable monthly through April 2021. The seller note represents a deferred payment of the purchase price, bears no interest, has a maturity date of June 30, 2021 and is secured by a second priority subordinated lien and security interest in the acquired mineral rights and the animal inventory.

“We are very pleased to announce the completion of the acquisition of Aggieland Safari”, commented Dale Van Voorhis, Chairman & CEO. “The deal took longer to close than initially anticipated, primarily due to the onset of the COVID-19 pandemic. In response to the near-term disruptions caused by this crisis, we revised the deal with the prior owner, as well as the bank financing. This allowed us to move forward with the Aggieland Safari acquisition, while at the same time preserving our ability to run our business during the uncertainties caused by the COVID-19 crisis. As noted when we announced the letter of intent, Aggieland Safari fits well in our existing park mix, providing geographic diversification. Also, Aggieland Safari is a new park that has recently completed a successful inaugural season. We believe that Aggieland Safari has a high quality infrastructure as well as being home to over 750 animals, birds and reptiles. We believe Parks! America will add value to the Aggieland Safari operation with our expertise in operating and marketing unique wild animal experiences. There will most certainly be added challenges with growing Aggieland Safari in the near-term due to the COVID-19 crisis. However, we believe this is a unique acquisition with tremendous long-term potential.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri and the Aggieland Wild Animal Safari theme park located in Bryan, Texas.

Additional information, including our Form 10-K for the fiscal year ended September 29, 2019, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2019.

Contact:	Todd R. White
Chief Financial Officer
(706) 663-8744
todd.white@animalsafari.com